Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of 7 Venture Group on Form S-1/A Amendment No. 8 of our audit report dated August 12, 2014 relating to the accompanying balance sheet as of May 31, 2014 and the related statement of operations, stockholders' equity, and cash flow for the period from inception (March 25, 2014) through May 31, 2014, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

July 7, 2015